Exhibit-14.1
SELLAS LIFE SCIENCES GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

APPROVED BY THE BOARD OF DIRECTORS

AMENDED JUNE 20, 2024

INTRODUCTION

SELLAS Life Sciences Group, Inc. (the “Company” or “SELLAS”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (the “Code”) reflects the business practices and principles of behavior that support this commitment. We expect every employee, officer, and director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors.

Officers, managers, and other supervisors (collectively, “supervisors”) are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards will be recognized for that effort in his or her performance review. Nothing in the Code alters the at-will employment policy of the Company.

The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. From time to time, the Company may adopt additional policies and procedures with which Company employees, officers, and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with their own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.

Action by members of your immediate family, significant others, or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve Company business. For example, acceptance of inappropriate gifts by your family member from one of the Company’s suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your family members.

YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, TO VOICE CONCERNS, OR TO CLARIFY GRAY AREAS. SECTION 16 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN SECTION 16. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

1. Honest and Ethical Conduct

It is the policy of the Company to promote high standards of integrity by conducting Company affairs and business in an honest and ethical manner. The integrity and reputation of the Company depends on the honesty, fairness, and integrity brought to the job by each person associated with SELLAS. Unyielding personal integrity is the foundation of corporate integrity.

2. Legal Compliance

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national, and international authorities. SELLAS employees are expected to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. The Company holds periodic training sessions to ensure that all employees comply with the relevant laws, rules, and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section 3 below). While we do not expect you to memorize every detail of these laws, rules, and regulations, you should be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or a Compliance Officer (as further described in Section 16).

Disregard of the law will not be tolerated. Violation of U.S. laws, rules, and regulations or the laws, rules, and regulations of other countries may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or litigation. It is in everyone’s best interests to know and comply with our legal obligations.

3. Insider Trading

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose, except to conduct Company business. All nonpublic information about the Company or about companies with which SELLAS does business is considered confidential information. To use material nonpublic information in connection with buying or selling securities, including “tipping” others who might make an investment decision based on this information, is not only unethical, but also illegal. Employees must exercise the utmost care when handling material inside information. Please refer to the Company’s Insider Trading Policy for more detailed information.

4. International Business Laws

SELLAS employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate, and where the Company otherwise does business, including laws prohibiting bribery, corruption, or the conduct of business with specified individuals, companies, or countries. The fact that in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, the Company expects its employees to comply with U.S. laws, rules, and regulations governing the conduct of business by its citizens and corporations outside the United States.

These U.S. laws, rules, and regulations, which extend to all our activities outside the United States, include:

•The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official (which, in some countries, includes healthcare providers) to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

•U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries, and their employees from doing business with or traveling to countries, subject to sanctions imposed by the U.S. government as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;

•U.S. Export Controls, which restrict exports from the United States and re-exports from other countries of goods, software, and technology to many countries, and prohibits transfers of U.S. origin items to denied persons and entities; and

•Antiboycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the United States or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

5. Antitrust

Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit:

•agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories, or contracts;

•agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

•the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production, and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.
6. Environmental Compliance

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. SELLAS employees are expected to comply with all applicable environmental laws.

It is our policy to conduct SELLAS business in an environmentally responsible way that minimizes environmental impacts. SELLAS is committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation, and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

7. Conflicts of Interest

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, SELLAS employees should avoid conflicts of interest that occur when their personal interests interfere in any way with, or give the appearance of interfering with, the performance of their duties or the best interests of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about any potential, perceived, or actual conflict, or if you become aware of an actual, perceived, or potential conflict, and you are not an officer or director of the Company, you should report the matter to the Compliance Officer (as further described in Section 16). Only the Company’s General Counsel or Compliance Officer may authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists with respect to SELLAS employees who are not officers or directors of the Company. Officers and directors of the Company may seek authorizations and determinations from the Company’s Nominating and Governance Committee.

Factors that may be considered in evaluating a potential conflict of interest are, among others:

•whether it may interfere with the employee’s job performance, responsibilities, or morale;

•whether the employee has access to confidential information;

•whether it may interfere with the job performance, responsibilities, or morale of others within the organization;

•any potential adverse or beneficial impact on our business;

•any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•whether it would enhance or support a competitor’s position;

•the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers, or other service providers; and

•the extent to which it would appear improper to an outside observer.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, may give rise to problematic conflicts of interest:

•Employment by (including consulting for) or service on the board of a competitor, customer, or supplier, another company (particularly, in the life sciences), or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment at SELLAS concurrently with employment by or service on the board of a competitor. While being employed at SELLAS, employment by or service on the board of a customer, supplier, another company, or other service provider is generally discouraged, and you must seek authorization in advance if you plan to take such a position.

•Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information and the employee’s ability to influence Company decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•Soliciting or accepting gifts, favors, loans, or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 11 for further discussion of the issues involved in this type of conflict.

•Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•Taking personal advantage of corporate opportunities. See Section 8 for further discussion of the issues involved in this type of conflict.

•Moonlighting without permission.

•Conducting our business transactions with your family member or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations in keeping with the Company’s Related Persons Transactions Policy.

•Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member. The employee’s supervisor and/or the Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors after recommendation of the Board’s Nominating and Corporate Governance Committee.

8. Corporate Opportunities

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by the Compliance Officer, the Audit Committee, or the Nominating and Corporate Governance Committee as described in Section 7 above. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may neither use your position with us or corporate property or information for improper personal gain, nor compete with us in any way.

9. Maintenance of Corporate Books, Records, Documents, and Accounts; Financial Integrity; Public Reporting

The integrity of our records and public disclosure depends upon the validity, accuracy, and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees, and others with whom we do business. As a result, it is important that our books, records, and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs, and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;
•transactions be supported by appropriate documentation;

•the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•employees comply with our system of internal controls; and

•no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.
Our accounting records are also relied upon to produce reports for our management, stockholders, and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. Securities laws require that these reports provide full, fair, accurate, timely, and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide, or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•no employee may take or authorize any action that would intentionally cause our financial records or financial disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC, or other applicable laws, rules, and regulations;

•all employees must cooperate fully with our Finance and Accounting personnel, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC are accurate and complete;

•no employee, director, or person acting under their direction, may coerce, manipulate, mislead, or fraudulently influence our Finance and Accounting personnel or our independent public accountants or counsel, if the employee, director, or other person knows or should know that the action, if successful, could result in rendering the Company’s financial statements materially misleading; and

•no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make disclosures in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report their knowledge promptly to a supervisor, the Compliance Officer, the Audit Committee of the Board, or one of the other compliance resources described in Section 16, or in accordance with the provisions of the Company’s Whistleblower Policy on reporting complaints regarding accounting and auditing matters.

10. Fair Dealing

We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, and inducing improper disclosure of confidential information from past or present employees of other companies are prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer as further described in Section 16.

You are expected to deal fairly with our customers, suppliers, employees, and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of this Act to engage in deceptive, unfair, or unethical practices and to make misrepresentations in connection with sales activities.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service, and reputation, and not on the receipt of special favors.

11. Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange of normal business courtesy meals or entertainment (such as tickets to a game or the theatre or a round of golf) may be an acceptable practice as long as it is not extravagant. Unless express permission is received from the Compliance Officer (or the Audit Committee, as applicable), gifts and entertainment cannot be offered, provided, or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis, and/or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Company employees are prohibited from providing or offering gifts of entertainment or recreational activities or gifts for personal benefit to healthcare providers or healthcare organizations under any circumstances. Our business partners and the public at large should know that our employees’ judgment is not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section 4 above), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

12. Protection and Proper Use of Company Assets

All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, and buildings, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company, or any letterhead or templates containing the Company name for any personal purpose.
You may not, while acting on behalf of the Company or while using our facilities or electronic systems or equipment (e.g., laptop, Company email, etc.), either:
•access another entity’s systems, software, or other resource without prior express written authorization from the entity responsible for operating that resource; or

•commit any unlawful or illegal act, including harassment, libel, fraud, or sending of unsolicited bulk email (“spam”) or material of objectionable content in violation of applicable law, trafficking in contraband of any kind, or any kind of espionage.

If you receive authorization to access another entity’s systems, software, or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you must not exceed the scope of that authorization.

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on our behalf or using our electronic systems or equipment, you should contact your supervisor or the Compliance Officer for prior approval.

All data residing on or transmitted through our electronic systems or equipment, including email and documents, is the property of the Company and subject to inspection, retention, and review by the Company, with or without the knowledge, consent, or approval of an employee or third party in accordance with applicable law. Any misuse or suspected misuse of Company assets must be immediately reported to your supervisor or the Compliance Officer, or in accordance with the Whistleblower Policy.

13. Confidentiality

One of our most important assets is our confidential information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as business plans, scientific and technical strategies, financial information, information related to the Company’s research, testing platforms, and sequencing methods, data and results, inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications, licenses, suppliers, manufacturers, customers, market data, personnel data, personally identifiable information pertaining to our employees, customers. or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by third parties. This information may be protected by patent, trademark, copyright, and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing, or a formal communication from a member of senior management, as further described in Section 14). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other employees of the Company unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of such information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, USB drives, computers, and tablets, should be stored securely. Unauthorized publication of any information concerning our business or confidential information on the Internet in any forum or platform (e.g., chat rooms, blogs, social media, etc.) is prohibited, regardless of whether it is done anonymously, or you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants, and “quasi-public” areas in and around our place of business. All Company emails, voicemails, and other communication are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy, and/or applicable data privacy laws or regulations, then you must handle that information in accordance with the applicable policy, laws, and/or regulations.

14. Media/Public Discussions

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel. You also may not provide any information to the media about the Company “off the record,” for background, confidentially, anonymously, or secretly. Only employees, consultants, and/or other business associates or agents who are expressly designated by the Company’s Chief Executive Officer may speak on behalf of the Company.

15. Waivers

Any waiver of this Code for Company executive officers (including, where required by applicable laws, our principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or, to the extent permitted by the rules of Nasdaq and our Corporate Governance Guidelines, a committee of the Board, and will be disclosed to stockholders as required by applicable laws, rules, and regulations.

16. Compliance Standards and Procedures

Compliance Resources

To facilitate compliance with this Code, we have implemented a program of Code awareness, training, and review. The Company has appointed a compliance officer or other Company personnel with responsibility for compliance matters to oversee this program (“Compliance Officer”). You can direct any questions or concerns to the Compliance Officer. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for:

•investigating possible violations of the Code;

•training new employees in Code policies;
•conducting annual training sessions to refresh employees’ familiarity with the Code;

•distributing copies of the Code annually with a reminder that each employee is responsible for reading, understanding, and complying with the Code;

•updating the Code as needed and alerting employees to any updates, with appropriate approval of the Board of Directors, as appropriate, to reflect changes in the law, Company operations and in recognized best practices, and to reflect the Company’s experience; and

•otherwise promoting an atmosphere of responsible and ethical conduct.
Your most immediate resource for any matter related to the Code is your supervisor. Your supervisor may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because the Compliance Officer is your supervisor, please contact the Chief Executive Officer. Of course, if your concern involves potential misconduct by another person and relates to questionable accounting or auditing matters under the Company’s Whistleblower Policy, you may report that violation as set forth in such policy.
Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it to your supervisor or the Compliance Officer. Promptly provide your supervisor or the Compliance Officer with a specific description of the violation that you believe has occurred, including any information you have about the person(s) involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, including termination of employment.
You may also report violations or suspected violations of this Code anonymously through the Company’s Whistleblower confidential reporting system, which is operated by an independent third party and is available 24 hours and 7 days a week, via online portal, phone, email, or fax.
Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer directly.

The Company will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Compliance Officer. Your cooperation in the investigation will be expected. As needed during the investigation, legal counsel, the Human Resources department, and/or Audit Committee of the Board of Directors will be consulted. It is our policy to employ a fair process by which to determine violations of the Code.

With respect to any complaints or observations of violations that may involve accounting, internal accounting controls, or auditing matters, under the Company’s Whistleblower Policy, the Audit Committee will be promptly informed and shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken.

If any investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, the employee will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.